Exhibit 10.13

EMPLOYMENT AGREEMENT

by and between

STEPHEN F. WEHMANN

and

PHOSPHATE HOLDINGS, INC.

THIS EMPLOYMENT AGREEMENT is entered into effective as of the 1st day of January, 2008 (“Effective Date”), by and between PHOSPHATE HOLDINGS, INC., a Delaware corporation (“Employer”), and STEPHEN F. WEHMANN (“Executive”).

WHEREAS, Employer believes that the continued services of Executive will be of substantial benefit to Employer and desires to assure itself of the continued availability of such services;

WHEREAS, Executive desires to continue employment with Employer on the terms and subject to the conditions hereinafter stated.

NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration as herein recited, the parties hereto agree as follows:

1. Employment; Term. Executive shall serve as the Vice President of Sales and Marketing of Employer. The principal place of employment will be within a 50-mile radius of Jackson, Mississippi.

The initial term of this Agreement shall begin as of the Effective Date and (subject to earlier termination pursuant to the terms of this Agreement) shall terminate on December 31, 2008 (the “Initial Term”). Upon the expiration of the Initial Term, the term of this Agreement shall be automatically renewed annually for successive terms of one (1) year (each, a “Renewal Term”), unless either party notifies the other party in writing of the non-renewal of this Agreement at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term thereafter.

2. Duties and Responsibilities. Executive shall report directly to the Employer’s Chief Operating Officer. Executive shall be responsible for the sale of phosphate fertilizer and the purchase and/or sale of sulfur and sulfuric acid, and shall perform such duties and responsibilities as may from time to time be determined by the Chief Operating Officer. Executive shall be a full-time employee of Employer and shall exert his best efforts and devote substantially all of his time and attention to the affairs of Employer. Executive shall cooperate fully with Employer’s officers and employees in conjunction with their efforts to develop, commercialize and market Employer products.

3. Compensation. Employer shall pay to Executive for his services hereunder the following compensation:

(a) Base Compensation. Executive’s annual base salary shall be Two Hundred Twenty-Five Thousand Dollars ($225,000) payable by Employer in accordance with Employer’s payroll procedures (“Base Compensation”). Executive shall also be eligible to participate in the Management Bonus Plan described in Section 3(b)(i). Executive’s Base Compensation may be increased from time to time by the Board of Directors of Employer, but Executive’s annual base salary shall not be subject to reduction unless Employer implements a salary reduction applicable to all employees.

(b) Management Bonus Plan. Executive shall be eligible to receive bonuses (“Management Bonuses”) pursuant to Employer’s Management Bonus Plan, the current version of which is attached hereto as Exhibit A. Executive’s allocation of the Management Bonus Pool shall not be less than fifteen percent (15%) with respect to any Management Bonus Plan year for which Executive participates.

4. General Executive Benefits. During the term of this Agreement, Executive shall be entitled to the general retirement, profit sharing, health and dental insurance, term life insurance, long term disability insurance, salary continuation, hospital or other plans which may now be in effect or which may hereafter be adopted (“Employee Benefits”), it being understood that Executive shall have the same rights and privileges as other senior executive employees of Employer, except to the extent that such rights and privileges conflict with, or duplicate, the benefits provided to Executive under this Agreement. The proceeds of such life insurance shall be payable to a beneficiary designated by Executive.

5. Business Expenses. During the term of this Agreement, Employer will reimburse Executive for all ordinary and necessary business expenses incurred by him in connection with his employment upon timely submission by Executive of receipts and other documentation in conformance with Employer’s normal procedures, and in accordance with applicable United States Treasury Regulations. The Employer shall provide the appropriate forms to Executive to allow him to adequately substantiate and account for such business expenses.

6. Vacation. During the term of this Agreement, Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with Employer’s standard policies, as may be amended from time to time.

7. Termination.

(a) Termination for Cause. Notwithstanding any other provisions of this Agreement, Employer may, at any time, without prior notice, discharge the Executive “For Cause.” For purposes of this Agreement, “For Cause” shall mean the occurrence of any one of the following events:

(i) Any illegal or dishonest conduct which materially and adversely affects the reputation, goodwill, or business position of Employer or which involves Employer funds or assets; or

(ii) Any reckless or intentional material damage to property or business of Employer; or

(iii) Any material failure to follow procedures, directives or policies of the Board of Directors of Employer, which has not been cured within thirty (30) days (or if such failure cannot be cured within thirty (30) days, the Executive has not commenced and is not diligently pursuing such cure) after written notice of such material failure is delivered to Executive; or

(iv) Theft, embezzlement or misappropriation of Employer property; or

(v) Any material breach by Executive of the terms of this Agreement which has not been cured within thirty (30) days (or if the breach cannot be cured within thirty (30) days, the Executive has not commenced and is not diligently pursuing such cure) after written notice of material breach is delivered to Executive.

Termination pursuant to this Section 7(a) shall result in Executive’s immediate forfeiture of all rights and privileges under this Agreement, excluding accrued Base Compensation and vacation and any awarded but unpaid Management Bonus, allowing for deduction or set-off of any amounts owed to Employer by Executive, with respect to which Executive has previously agreed in writing that set-off is permissible. Payment of any amounts due to Executive under this Section 7(a) must be paid (unless otherwise set forth herein) no later than thirty (30) days following the date of termination of Executive’s employment. For purposes of this Section 7. Termination, a Management Bonus shall be deemed to be awarded as of the last day of the Initial or any Renewal Term hereof and Executive’s proportionate share in any “Management Bonus Pool” shall be fifteen percent (15%) for the Initial Term hereof and shall be Executive’s actual proportion of the Management Bonus Pool during the immediately preceding Initial or Renewal Term for any Renewal Term (“Executive’s Proportionate Share”).

(b) Termination for Good Reason; Termination Without Cause.

(i) For purposes of this Agreement, the following definitions shall apply:

(A) “Termination For Good Reason” means the termination of Executive’s employment with the Employer by Executive within twelve (12) months of the occurrence of any one of the following events:

(1) a material change in Executive’s responsibilities and duties by the Board of Directors of Employer, excluding however reasons For Cause, it being understood that a change in job title or reporting lines will not alone qualify as Good Reason;

(2) the failure of Employer to pay Executive his Base Compensation or any other compensation that is to be paid to Executive;

(3) Employer’s material breach of any material term of this Agreement, which has a material adverse effect on Executive; or

(4) a Constructive Termination which shall mean the actual termination of employment by Executive within forty-five (45) days of an occurrence of any one of the following actions without Executive’s expressed prior written approval: (a) any material reduction of Executive’s Base Compensation which is not part of a general, Board approved, salary reduction applicable to all employees; (b) any material reduction in Executive’s Employee Benefits that is not part of a general, Board-approved, plan reducing Employee Benefits; or (c) the change of Executive’s principal place of employment to a location more than fifty (50) miles from Jackson, Mississippi.

In the cases set forth above in subparagraphs (1) through (3), the Executive must notify the Employer, within ninety (90) days of the date of occurrence of one of the events specified above, that such event has occurred and the Employer shall then have thirty (30) calendar days to remedy the situation under subparagraphs (1) and (3) above, and shall have five (5) calendar days to remedy the situation under subparagraph (2) above.

(B) “Termination Without Cause” means the termination of Executive’s employment by Employer for any reason other than (1) For Cause, or (2) termination due to Executive’s death or disability pursuant to Section 7(d) hereof.

(ii) Employer may terminate Executive “Without Cause” by delivering to Executive written notice of such termination, and Executive may terminate this Agreement for “Good Reason” upon written notice. In the event Executive’s employment is terminated Without Cause by Employer or for Good Reason by Executive, Employer shall pay to Executive an amount equal to the remaining Base Compensation due to be paid to Executive through the end of the Initial Term or any Renewal Term, whichever is applicable, plus accrued vacation, plus Executive’s Proportionate Share of any awarded but unpaid Management Bonus for the prior calendar year and a Management Bonus for the year of termination calculated based on “Annualized Income before Bonuses and Income Taxes,” which shall mean Income before Bonuses and Income Taxes (as defined in Exhibit A) through the last day of the month during which termination occurs multiplied by a fraction the numerator of which is twelve (12) and the denominator of which is number of months during the Initial or any Renewal Term, as the case may be, which begin prior to date that Termination occurs and Executive’s Proportionate Share, together with Employee Benefits through the end of the Initial Term or any Renewal Term, whichever is applicable.

EXAMPLE: Assume that Executive’s employment is terminated on June 15 of the Initial Term and that Income before Bonuses and Income Taxes through June 30 of the Initial Term is Fifteen Million Dollars ($15,000,000). Therefore, Annualized Income before Bonuses and Income Taxes is Fifteen Million Dollars multiplied by 12/6 or Thirty Million Dollars ($30,000,000) and the Executive’s Proportionate Share is fifteen (15) percent. Accordingly, Executive’s Management Bonus for the year of termination is determined as follows:

Annualized Income before Bonuses and Taxes - $30,000,000

Beginning Equity - $93,631,873

Executive’s Proportionate Share - 15%

Effective Tax Rate - 38.25%

(30,000,000 x (1 - .3825)) - (.10 x 93,631,873)	x .15
10 + (1 - .3825)

Executive’s Bonus = $129,435

The Compensation described above shall be paid in one lump sum payment and (unless provided otherwise herein), it must be paid no later than thirty (30) days following the date of termination of the Executive’s employment. All of the Employee Benefits payable, other than health coverage, must be paid or reimbursed no later than December 31, of the second year following the year of termination of the Executive’s employment. Nothing in this subsection 7(b)(ii) or elsewhere in this Section 7, shall not be construed or deemed to supersede any Employee Benefits or to reduce or limit Employee Benefits otherwise payable to Executive upon termination, provided that no duplication of any Employee Benefits shall occur as a result hereof.

(c) Resignation. Executive may resign by giving Employer thirty (30) days written notice of his intent to resign. Upon resignation, Executive shall have no claim to any future payments under the terms of this Agreement, excluding accrued Base Compensation, accrued vacation and any awarded but unpaid Management Bonus, allowing for deduction or set-off of any amounts owed to Employer by Executive hereunder, with respect to which Executive has agreed in writing that set-off is permissible. All amounts payable under this Section 7(c) must be paid no later than thirty (30) days following termination of Executive’s employment.

(d) Termination Because of Death or Disability. This Agreement shall be terminated because of Executive’s death or disability. For the purposes of this Section 7(d), Executive is deemed disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. In the event that this Agreement is terminated due to death of Executive, Employer shall pay in one lump sum to Executive’s estate the amount of

Base Compensation and accrued vacation due to Executive through the end of the month in which such death occurs within thirty (30) days of death. Payment of any awarded but unpaid Management Bonus to the estate must be made in no event later than (i) end of the calendar year in which Executive’s death occurs or (ii) the 15th day of the third calendar month following the date of the Executive’s death. In the event that this Agreement is terminated due to disability of Executive, Employer shall pay to Executive the amounts and Employee Benefits described in Section 7(b)(ii) hereof.

(e) Specified Employee. Notwithstanding any provision set forth in this Agreement to the contrary, if the Executive is considered a “specified employee” at the time of his termination of employment that creates a “separation from service,” as that term is defined in Treasury Regulations § 1.409A-1(h), then while the Executive is a specified employee no distributions of compensation shall be made to the Executive during the first six (6) months following his separation from service, unless the Executive dies after his separation from service. During the six (6) month period of time the amounts otherwise payable shall be accumulated and paid to the Executive in a lump sum payment on the first day of the seventh month following the separation from service. The compensation held by the Employer may not be assigned by the Executive or made available to his creditors.

8. Ownership Acknowledgment and Assignment.

(a) For purposes of this Agreement the following definition shall apply: “Work Product” means all conceptual, technological, operating, training, marketing or other ideas, processes, designs, developments, and materials, specifically including all inventions, discoveries, improvements, enhancements, computer programs, mask works, written or other materials in any way pertaining to the existing or contemplated business, products or services of Employer, that Executive may develop or conceive of while employed by Employer, alone or with others, during or after working hours, and with or without the use of the resources of Employer. The determination of whether a Work Product exists should be made according to whether the development has any possible significance to Employer in Employer’s existing or contemplated business, regardless of whether it is technically eligible for protection under patent, copyright, mask work, trade secret law or other proprietary rights or intellectual property laws.

(b) Executive acknowledges and agrees that all Work Product shall be considered made for hire by Executive for Employer and prepared within the scope of Executive’s employment for the ownership and benefit of Employer. Executive agrees to make and maintain adequate and current tangible records of such Work Product. Executive will promptly disclose all such Work Product to Employer and make available to Employer any work papers, models, diskettes, computer tapes, or other tangible incidents of such Work Product. Executive specifically agrees that all copyrightable materials generated or developed under this Agreement shall be considered works made for hire under U.S. copyright law and that all such materials shall, upon creation, be owned exclusively by Employer. To the extent that any such material, under applicable law, may not be considered works made for hire, Executive hereby assigns to Employer the ownership of copyright in such materials, without the necessity of any further consideration, and Employer shall be entitled to register and hold in its own name all copyrights in respect of such materials. Executive agrees to assign to Employer in full any right Executive may acquire now or in the future with respect to any such Work Product. Executive irrevocably waives and relinquishes any moral rights recognized by any applicable law in any Work Product. Executive agrees to perform upon the request of Employer any acts that may be necessary or desirable to transfer ownership of all such Work Product to Employer or to establish original ownership of all such Work Product on the part of Employer, to the fullest extent possible. Such obligations shall continue beyond the termination of Executive’s employment with respect to any Work Product authored, conceived, produced or made by Executive during the period of employment, and shall be binding upon Executive’s heirs, executors, administrators and other legal representatives.

(c) When requested, Executive will: (i) execute, acknowledge and deliver any requisite affidavits and documents of assignment and conveyance; (ii) obtain and aid in the enforcement of patents or copyrights with respect to any patentable or copyrightable Work Product in any country; (iii) provide testimony in connection with any proceeding affecting the right, title, or interest of Employer in any trade secret, patent, patent application, copyright, mask work or any other type of proprietary right covering any such Executive development; and (iv) perform any other acts deemed necessary or desirable by Employer to carry out the purposes of this Agreement. Employer will reimburse Executive for any reasonable out-of-pocket expenses incurred at the request of Employer in the process of perfecting ownership by Employer of any Work Product or transferring ownership thereof to Employer. To effectuate the terms of this Section 6(c), Executive hereby irrevocably constitutes and appoints Employer, with full power of substitution therein, as Executive’s true and lawful attorney-in-fact to exercise the rights assigned hereby. This power of attorney is irrevocable and coupled with an interest and shall survive termination of Executive’s employment by Employer.

9. Confidentiality and Non-Disclosure.

(a) For purposes of this Agreement, the following definitions shall apply: (i) “Trade Secret” means the whole or any portion or phase of any scientific, engineering or technical information, computer code, systems configurations, design, process, procedure, formula, coding or improvement that is valuable and secret (in the sense that it is not generally known to competitors and/or customers of Employer), including, but not limited to (1) customer lists, the special demands of particular customers, and the current and anticipated requirements of customers generally for the products of Employer; (2) the specifications of any existing or new products under development, and (3) special or unique arrangements with any suppliers or other contractors; and (ii) “Confidential Information” means any data or information, other than Trade Secrets, which is disclosed to Executive or known by Executive as a consequence of, or through, Executive’s employment by Employer or as a consequence of Executive being a member of the Board of Directors (including information conceived, discovered, originated or developed in whole or in part by the Executive) and not generally known by the public. Without limiting the generality of the foregoing, Confidential Information includes (without limitation): (i) the sales records, profits and performance reports, pricing manuals, sales manuals, training manuals, selling and pricing procedures and financing methods of Employer; (ii) the business plans and internal financial statements and projections of Employer; (iii) the identity of Phosphate Holdings, Inc.’s shareholders or any other information regarding Phosphate Holdings, Inc.’s shareholders; and (iv) any information identified as secret or confidential, or which, from the circumstances in good faith and good conscience ought to be treated as confidential, relating to the business or affairs of Employer.

(b) Executive acknowledges that upon his employment with Employer, and during the course of such employment, Employer will disclose to Executive, Executive will have access to, and Executive will create certain Confidential Information and Trade Secrets of Employer. Executive acknowledges that all such Trade Secrets and Confidential Information are, and at all times shall remain, the property of Employer. During Executive’s employment by Employer and for a period of two (2) years following the termination of Executive’s employment, Executive agrees to hold such Trade Secrets and Confidential Information in confidence and further agrees not, except to the extent specifically required by Executive’s assigned duties for Employer, directly or indirectly, to use, disseminate, disclose, or permit any person to obtain any Trade Secrets or Confidential Information of Employer (whether or not in written or tangible form), except as specifically authorized in advance and in writing by Employer. Executive further agrees to safeguard and maintain on Employer premises, to the extent possible in the performance of Executive’s assigned duties for Employer, all information, documents or other items that contain or embody Trade Secrets or Confidential Information. Trade Secrets or Confidential Information shall not include any portions thereof furnished or otherwise made available by Executive which:

(i) are or become generally available to the public other than as a result of any breach of this Agreement by the Executive and which Executive reasonably believes was not and is not violating an obligation of confidentiality to the Employer; and

(ii) are or become available to Executive on a non-confidential basis other than from the Employer or a person known by the Executive to be bound by a confidentiality obligation or otherwise bound by a duty of confidentiality.

(c) In addition, and without any intention of limiting Executive’s other obligations under this Agreement in any way, Executive will not reveal any nonpublic information concerning the business, services or the proprietary products and processes of Employer (particularly those under current development or improvement), unless Executive has obtained approval from Employer in advance. In that connection, Executive will submit to Employer for review any proposed article, paper or other discussion, explanation or description relating to the work done for Employer before they are released or delivered to the public. Employer has the right to disapprove and prohibit, or delete any parts of, such articles, papers, discussions, explanations or descriptions that might disclose Employer’s Trade Secrets or Confidential Information or otherwise be contrary to Employer’s business interests.

10. Non-Competition. In consideration for the compensation as set forth in Section 3 above and Employer’s offer of continued employment to Executive, during the term of this Agreement and for a period of six (6) months following the termination of this Agreement for any reason, but excluding a Termination for Good Reason by Executive and the termination of this Agreement by reason of Employer’s non-renewal pursuant to Section 1 hereof, Executive covenants and agrees that he will not, in the United States market for which he is responsible, without the express approval of Employer, (i) directly or indirectly, solicit or influence or attempt to solicit or influence any current or prospective customer, client, vendor, supplier or employee of Employer to divert their business to anyone other than Employer or otherwise terminate his or its relationship with Employer for any purpose or no purpose; (ii) engage in any business directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity, that is competitive within specific markets, product offerings or lines, functionality, and geographic presence with the business of Employer as of the date of termination of employment or otherwise substantially injurious to Employer’s financial interests; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity if Executive (a) is not a controlling person with respect to such entity and (b) does not, directly or indirectly, own 5% or more of any class of the securities of such entity; or (iii) become employed by any material supplier, customer, investor or joint venture partner of Employer. Executive agrees that the scope and duration of the restrictions set forth in this Section 10 are reasonable, limited and necessary to protect Employer’s legitimate business interest and, in light of the sensitive nature of Employer’s interests, the restrictions will not impose any undue hardship on Executive.

11. Return of Materials. Upon the request of Employer and, in any event, upon the termination of Executive’s employment, Executive must return to Employer and leave at its disposal all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, and other documents or media pertaining to the business of the Employer or Executive’s assigned duties for Employer (including all copies of such materials). Executive must also return to Employer and leave at its disposal all materials involving any Trade Secrets or Confidential Information of Employer. This Section 11 applies to all materials made or compiled by Executive, as well as to all materials furnished to Executive by Employer or anyone else in connection with Executive’s employment by Employer.

12. Injunctive Relief. Executive agrees that if he breaches, in any material respect, any warranty or any provision of this Agreement relating to confidentiality or ownership, the injury to Employer from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, Executive agrees that if he breaches, in any material respect, any warranty or any provision of this Agreement relating to confidentiality or ownership, Employer shall be entitled, in addition to any other remedies which it may have, to an injunction or other appropriate order to restrain any continuation of such breach by Executive without having to show or prove any actual or monetary damages, and that such injunction or other appropriate order be issued without the requirement that Employer post any bond.

13. Survival. Notwithstanding the termination of this Agreement by Executive or Employer for any reason, the provisions and obligations of Executive of Sections 8, 9, 10, 11, 12 and 24 shall survive such termination as if this Agreement remained in full force and effect, and no such termination shall terminate the covenants and obligations stated in Sections 8, 9, 10, 11, 12 and 24 hereof.

14. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

15. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Employer:	Copy to:

Phosphate Holdings, Inc. 100 Webster Circle Madison, MS 39110 Attn: Chief Operating Officer	Joey Dudek, Esq. Butler, Snow, O’Mara, Stevens & Cannada, PLLC P.O. Box 171443 Memphis, TN 38187

If to the Executive:

Stephen F. Wehmann 109 Overlook Pointe Circle Ridgeland, MS 39157

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above, using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

16. Severability; Blue Penciling. If any court determines that any provision of this Agreement is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

17. Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Employer and Executive.

18. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

19. Reasonable Restrictions; Review. Executive acknowledges that the scope of prohibited activities, remedies, and time duration of the provisions of this Agreement are reasonable, and are no broader than are necessary to maintain the confidentiality of the Trade Secrets, Confidential Information and the goodwill associated with the business of Employer. Executive acknowledges that he has read and understood the provisions of this Agreement, has been given an opportunity for his legal counsel to review this Agreement, and has received a copy of this Agreement.

20. Entire Contract. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and replaces all other agreements, conditions or representations, oral or written, express or implied, concerning the subject matter, including, without limitation, any term sheets or previous employment agreements between the parties. This Agreement may be amended only in a writing signed by both parties.

21. Non-Waiver. A delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

22. Assignment; Binding Effect. Employer may assign its interest under this Agreement to any of its subsidiaries, affiliates, successors or other assigns. The obligation and covenants of Executive hereunder are personal and may not be assigned, but shall be binding upon Executive’s heirs, executors, administrators and other legal representatives. The provisions of this Agreement shall be binding upon and inure to the benefit of both parties and their respective permitted successors and assigns.

23. Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi without giving effect to any choice or conflict of law provisions or rules (whether of the State of Mississippi or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Mississippi. Except for an action exclusively seeking injunctive relief, any disagreement claim or controversy arising under or in connection with this Agreement, Executive’s employment or termination of employment with Employer shall be settled exclusively by arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Rules”), provided that, the arbitrator shall allow for discovery sufficient to adequately arbitrate any statutory claims, including access to essential documents and witnesses; provided further, that the Rules shall be modified by the arbitrator to the extent necessary to be consistent with applicable law. The arbitration shall take place in Jackson, Mississippi. The award of the arbitrator with respect to such disagreement, claim or controversy shall be in writing with sufficient explanation to allow for such meaningful judicial review as permitted by law, and that such decision shall be enforceable in any court of competent jurisdiction and shall be binding on the parties hereto. The remedies available in arbitration shall be identical to those allowed at law. The arbitrator shall be entitled to award reasonable attorneys’ fees to the prevailing party in any arbitration or judicial action under this Agreement, consistent with applicable law. Absent such an award, Employer and Executive each shall pay its or his own attorneys’ fees and costs in any such arbitration, provided that, Employer shall pay for any costs, including the arbitrator’s fee, that Executive would not have otherwise incurred if the dispute were adjudicated in a court of law, rather than through arbitration.

24. Indemnity. In performing his duties as an officer, employee or agent of Employer hereunder, Executive shall be entitled to all indemnities to the fullest extent provided by the business corporation laws of the State of Delaware and all indemnities provided to officers or employees pursuant to the Certificate of Incorporation, Bylaws, resolution or any agreement of Employer in effect from time to time.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and delivered as of the day and date first above written.

EMPLOYER:

PHOSPHATE HOLDINGS, INC.

By:	/s/ Robert E. Jones

Name:	Robert E. Jones

Title:	President

EXECUTIVE:

/s/ Stephen F. Wehmann STEPHEN F. WEHMANN

EXHIBIT A

PHOSPHATE HOLDINGS, INC. (the “Company”)

MANAGEMENT BONUS PLAN

for Calendar Year 2008

PURPOSE

The purpose of the Management Bonus Plan (the “Plan”) is to further align the interests of senior management and the Company’s shareholders by providing financial incentives to Company management related to the excess, if any, of the Company’s net income over certain minimum annual shareholder returns as outlined below (participating executives shall be referred to herein as the “Participants”).

DETERMINATION AND PAYMENT OF MANAGEMENT BONUS AMOUNT

With respect to each Fiscal Year, the Company shall determine in accordance with Schedule 1 to this Exhibit A whether there is a bonus pool for the Participants (the “Management Bonus Pool”).

Prior to the Audit Committee’s acceptance of the Company’s independent auditors’ report and accompanying consolidated financial statements for a Fiscal Year, the President and the Compensation Committee shall meet to review and approve the President’s calculation of the Management Bonus Pool and the President’s allocation of any Management Bonus Pool All bonuses, as finally determined above, may be distributed at any time after the Board of Directors approval of the Company’s Consolidated Financial Statements for the relevant Fiscal Years and shall be distributed to the Participants within two and one-half (2 1/2) months following the Fiscal Year upon which such calculations are based.

MISCELLANEOUS

a.	Employment Eligibility: In order to receive the Management Bonus, the Participant must have been an employee for at least six months of a Plan year.

b.	Effective Date: The Plan shall become effective January 1, 2008.

c.	No Contractual Obligation: Nothing contained in the Plan shall be construed to impose any obligation on the Company to (i) retain any person in the employ of the Company or to continue without modification the terms or conditions of any such employment or (ii) pay any incentive compensation under the Plan or otherwise to any executive of the Company unless and until any such incentive pay and the amount thereof shall have first been authorized by the Compensation Committee.

d.	Amendments, Review, and Termination: The terms and conditions of, and bonuses awarded pursuant to, this Plan shall not be subject to adjustment by the Compensation Committee on or before December 31, 2008. With respect to any Fiscal Year beginning on or after January 1, 2009, the Compensation Committee shall have the right, which right must be exercised at least 90 days prior to the first day of such Fiscal Year, to modify or terminate the Plan with no liability to the Participants except to pay any bonuses that were awarded for the prior Plan year but that have not been paid as of the date of the modification or termination of the Plan.

e.	Section 409A: Notwithstanding any provision of the Plan to the contrary, if at the time of Participant’s termination of employment with the Company, he or she is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no payment or benefit will be provided under this Plan to a Participant until the earliest of (A) the date which is six (6) months after the date of Participant’s termination of employment, or (B) the date of Participant’s death. The first sentence of this paragraph shall apply only to the extent required to avoid Participant’s incurrence of any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. Notwithstanding the previous provisions of this paragraph, the Participant understands that if Section 409A of the Code is violated that the Participant must bear all of the taxes, interest and penalties associated with that section of the Code.

f.	Unsecured Creditor Status: A Participant entitled to payment under this Plan shall rely solely upon the unsecured promise of the Company, as set forth herein, for the payment thereof, and nothing herein contained shall be construed to give to or vest in a Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company, or in which the Company may have any right, title, or interest, nor or at any time in the future.

g.	Non-Assignment of Awards: The Participant shall not be permitted to sell, transfer, pledge or assign any amount payable pursuant to the Plan, provided that the right to payment under the Plan may pass by Will or the laws of descent and distribution.

h.	Withholding: The Company shall withhold the amount of any federal, state, local or other tax, charge or assessment attributable to the grant of any amounts under the Plan as it may deem necessary or appropriate, in its sole discretion.

i.	Governing Law: The Plan and all determinations made and actions taken pursuant to the Plan shall be governed in accordance with Mississippi law, unless preempted by federal law.

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Schedule 1 to Exhibit A

With respect to each pertinent Fiscal Year, the amount of the Management Bonus Pool shall be determined in accordance with the following formula:

(Income before Bonuses and Taxes x (1- Effective Tax Rate)) – (.10 x Beginning Equity)

10 + (1- Effective Tax Rate)

WHERE:

Beginning Equity shall mean total stockholder’s equity as reflected in the Company’s Consolidated Balance Sheet as of December 31 of the Fiscal Year immediately preceding the pertinent Fiscal Year.

Income before Bonuses and Taxes shall mean the Company’s income before (i) any provision for Bonuses or other cash compensation related to synthetic stock (i.e., phantom stock grants, stock appreciation rights, etc.) paid or payable by the Company to any employee pursuant to an Employment Agreement approved by the Compensation Committee and (ii) income taxes.

Effective Tax Rate shall mean the company’s effective tax rate used to determine Income Taxes on the Company’s Consolidated Statement of Income for the pertinent Fiscal Year.

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